EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is made effective as of February 1, 2007, by and between id-Confirm Inc., a Nevada corporation, having its principal office at 1800 Boulder St Suite 400 Denver CO 80211 (the "Company") and Thomas A. Breen., who resides at 7855 Eagle Ranch Road, Ft. Collins, CO 80528, the address on file with the Company (the "Executive").

EXPLANATORY STATEMENT

The Company desires to employ the Executive as the President and Chief Operating Officer of the Company, on the terms and conditions herein set forth, and the Executive has agreed to accept employment with the Company on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, the parties agree as follows:

1.    Employment.    The Company hereby employs the Executive as President and Chief Operating Officer and agrees to continue the Executive in that position (or in any other position approved by the Executive) during the term of this Agreement.

2.    Term.    This Agreement shall begin February 1, 2007 and shall continue until January 31, 2011. Thereafter, this Agreement shall renew automatically from Employment Year to Employment Year, subject to the right of either party to terminate this Agreement as of the end of an Employment Year subsequent to the 2010 Employment Year, upon sixty (60) days' prior written notice to the other party. An "Employment Year" begins July 1 and ends the following June 30.

3.    Salary.    The Executive's salary for the each Employment Year under this Agreement shall be at an annual base salary rate of $250,000 per annum of which a certain percentage will be deferred under the following schedule.

	Annualized Rate	Deferred Annual Rate
2/1/2007 – 6/30/2007	$120,000 Cash	$130,000 Deferred
2007 – 2008	$150,000 Cash	$100,000 Deferred
2008 – 2009	$175,000 Cash	$ 75,000 Deferred
2009 – 2010	$200,000 Cash	$ 50,000 Deferred
7/1/2010- 1/31/2011	$250,000	$ -0-

There shall be deducted from the actual annual compensation paid to the Executive such sums as may be required to be deducted or withheld under the provisions of law, such as Social Security payments, income tax withholdings and any other deductions required by law now in effect or hereafter put into effect during the life of this Agreement.

The Executive's salary shall be paid in the 1st and 15th of each month in accordance with the Company's policies in effect from time to time and an accrual for the proportionate share of deferred compensation earned will be made each pay period for the benefit of the Executive.

DEFERRED COMPENSATION. With respect to any compensation which may be payable to you from time to time, as a member of The Board of Directors and an Executive Officer of the Company, the Company will compensate you by payment, at the times and in the manner specified in this agreement, of a sum equal to the aggregate amount of such compensation ("DEFERRED COMPENSATION") computed at the rate of (see schedule above) per annum for each full year and a proportionate amount for any partial year.

Your right to receive accrued Deferred Compensation shall be earned and vested immediately each pay period for a pro-rata portion of the deferred amount. An example; for the pay-period 2/1/07 to 2/15/07 an accrual in the amount of $5,416.67 ($130,000 / 24 pay periods) will be recorded for the Executive as compensation earned and unpaid.

DEFERRED COMPENSATION PAYOUT. Subject to the discretion of the Board of Directors, payout to the Executive will occur on the earliest to occur of the following:

a.	Change of Control;

For the purpose of this Agreement, a "Change of Control" shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")(a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "outstanding Company Voting Securities").

(b) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination

b.	Profitability of the Company

During any fiscal year when the company attains a positive annualized cash flow of at least $400,000 (defined as EBITDA + stock based compensation + deferred compensation) then the Executive has the right and option to payment of any and all deferred compensation earned and accrued up to that point.

c. Death or Disability

In the event of your death or permanent disability on the date of your death or the date on which you become permanently disabled. Payout of deferred compensation will be made to designated parties, their successors, assigns, personal representatives, distributees, or heirs.

d.	Additional Funding

At the time additional funding (debt or equity) is secured by the Company, subsequent to February 1, 2007, a partial distribution of the deferred compensation will be made at the following rates; For the first $1,000,000 of additional funding, up to $50,000 (fifty thousand dollars) may be paid out, for each funding increment of $500,000 above the first one million, an additional amount of $25,000 of deferred compensation will be paid out until there is no deferred compensation owing.

e.	Corporate Insolvency

Upon the occurrence of any one of the following events:

(i)        if the Company becomes or acknowledges that it is insolvent or makes a voluntary assignment or proposal under bankruptcy legislation;

(ii)       if a bankruptcy petition is filed or presented against the Company is not continually contested;

4.    Bonuses.    As additional incentive, the Company will issue 2,000,000 shares of restricted stock as a “sign-on” bonus which shall be deemed to be earned upon the execution of this agreement. In addition to his salary and sign-on bonus, the Executive shall be eligible for any additional bonus plan that is deemed appropriate by the Board of Directors of the Company, including bonuses of restricted stock.

5.	Duties.

A.    During the term of this Agreement, the Executive shall serve as the President and Chief Operating Officer of the company. He shall have such powers and shall perform such duties as are incident and customary to his office, and shall have such other powers and shall perform such other duties as from time to time shall be granted and assigned to him by the Board of Directors of the Company.

B.    The Executive shall devote appropriate attention, skill, and energy to the performance of his duties under this Agreement and shall comply with all reasonable professional requests of the CEO and Board of Directors; provided, however, that the Executive will be permitted to engage in other activities, including, without limitation supervising his personal investments, participating in civic, political and charitable activities, giving lectures and teaching, and serving on boards or as a trustee of other organizations and corporations so long as such activities, in the aggregate, do not interfere with the performance by the Executive of his duties hereunder. The Executive shall be entitled to retain for his own account any and all income, compensation, fees, and revenue received by the Executive arising out of, in connection with, or related to the Executive's permitted activities.

C.    The executive shall immediately disclose to the Board of Directors any intention to involve himself with any company that operates in related fields or services of the Company, but is not a direct competitor of the Company; it is understood that at no time shall the executive have any involvement with corporations that directly compete with the Company.

D.	The Executive shall immediately notify the Company of his own illness and consequent inability to work, or (ii) any intended significant change in his plans to work for the Company.
E.	Will build an inside and out side sales force as seen necessary.
6.	Vacation and Sick Leave is all in PAL (paid accumulated leave) time.

A.    The Executive shall be entitled to a total of 22 day a year of vacation, sick time and personal leave (pal time).

B.    The Executive shall be entitled to paid holidays in accordance with the Company's announced policy for executive employees, as in effect from time to time.

7.	Expenses.

A.    The Company shall reimburse the Executive for all expenses incurred in connection with his duties on behalf of the Company, provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses. Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for any business-related travel, business-related entertainment whether at his residence or otherwise, and other costs and expenses reasonably incident to the performance of his duties on behalf of the Company.

B.    The Executive has supplied his own certain decorations, artwork, and books (the "Artwork") for use in his office at the Company's headquarters in Denver,

Colorado, which items remain the property of the Executive. Upon termination of employment, the Executive may remove these items and transport them to his home or another office.

8.    Fringe Benefits.    During the term of this Agreement, the Executive shall be entitled to participate in any and all fringe benefit plans; programs and practices sponsored by the Company for the benefit of its executive employees, and shall be furnished with other services and perquisites appropriate to his position. Without limiting the generality of the foregoing, the Executive shall be entitled to the following benefits (regardless of whether such benefits are provided to other executives):

A.    Medical insurance for the Executive only, The Executive pays for his spouse, and his dependent children, as provided by the company for other executives.

B.    Dental insurance for the Executive is optional, his spouse, and his dependent children.

C.    Participation in Company stock option program and any new profit sharing, stock option, bonus, incentive and performance award programs as developed by Company and its board of Directors.

D.    The Executive to be reimbursed to a specific dollar level for cellular phone and mobile data usage, currently $100 per month.

9.    Termination of Employment for Cause.    Notwithstanding the other provisions of this Agreement, this Agreement shall be terminated as follows:

(a)      forthwith by the Company on written notice to the Executive in the event of the following events which shall constitute termination for cause:

(i)        the commission by the Executive of any material fraudulent act in performing any of the Executive’s obligations under this Agreement;

(ii)       the commission of any material misrepresentation to the Company by the Executive;

(iii)      failure of the Executive to perform his duties and discharge his obligations under this Agreement;

(iv)      the malfeasance or misfeasance of the Executive in performing his duties and discharging his obligations under this Agreement; or

(v)	other just cause; or

(b)                forthwith upon the mutual agreements of all the parties to this Agreement;

(c)                forthwith upon the occurrence of any one of the following events:

(i)        if either the Company or the Executive becomes or acknowledges that it is insolvent or makes a voluntary assignment or proposal under bankruptcy legislation applicable to them;

(ii)       if a bankruptcy petition is filed or presented against either the Company or the Executive and is not continually contested;

(iii)      if any order is made or resolution passed for the winding up, dissolution or liquidation of the Company, or if the Company has its existence otherwise terminated; or

(iv)      either the Company or the Executive ceases to carry on business in the ordinary course; or

(d)       forthwith by the Company and the Executive upon the Company and the Executive being advised in writing by any securities authority having jurisdiction over the affairs of the Company that this Agreement is unsatisfactory for a public company, provided that the Company and the Executive have entered into a new management agreement on terms and conditions acceptable to the Company, the Executive and, as necessary, all securities regulatory authorities having jurisdiction over the affairs of the Company.

10.       In the event of Employee's Termination Without Cause at any time during the Term of this Agreement, then:

(1) The Company shall pay Employee a lump-sum severance amount within thirty (30) days following Termination Without Cause equal to one (1) times the sum of the Employee's annual base salary at the time of Termination Without Cause if termination occurs within the first year of this contract. Thereafter, the Company shall pay Employee a lump-sum severance amount within thirty (30) days following Termination Without Cause equal to two (2) times the sum of the Employee's annual base salary at the time of Termination Without Cause.

(2) The Company shall provide for Employee to receive medical insurance coverage for two (2) years following Termination Without Cause at levels and a net cost to Employee comparable to that provided to Employee immediately prior to Employee's Termination Without Cause.

11.       In the event that during the Term of this Agreement Employee should voluntarily resign from the Company, should terminate employment with the Company due to death, permanent disability or incapacitation, or is terminated by the Company for Cause or for a material breach by Employee of his obligations under this Agreement, then employee shall not be entitled to any of the termination benefits provided for in Paragraph 10 hereinabove, and the Term of the Agreement shall immediately end.

12.	Non-Competition.

A.    The Executive agrees that, during the term of his employment with the Company, and for a period of two (2) years after the termination of his employment for any reason whatsoever, he shall not, directly or indirectly, whether as an employee, employer, executive, agent, principal, partner, owner, shareholder (other than as a shareholder of less than 5% of a class of publicly traded securities), officer, or director, or in any other individual or representative capacity, compete with or engage in any "business" (as defined below) that is competitive with the Company; solicit or accept any business or employment from any entity that is, or at any time within the preceding two years was, or was solicited to become, a customer of the Company; recruit for a competitor of the Company, employ, discuss employment by a competitor with, or assist a competitor in employing, any person who is, or at any time within one year was, an employee of the Company; interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company and any customer, client, supplier, executive or employee of the Company; or solicit, for the Employee's own account or for the account of any other person, orders for services or products sold by the Company during the Employee's association with the Company.

B.    The Executive expressly acknowledges and agrees (i) that the restrictions set forth herein are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) that the protections afforded to the Company hereunder are necessary to protect its legitimate business interests, and (iii) that the agreement to observe such restrictions form a material part of the consideration for this Agreement and the Executive's employment by the Company.

C.    Notwithstanding the above, nothing construed herein shall prohibit or impede the Executive from remaining on the Advisory Boards.

13.    Confidential Information.    The Executive agrees that, during the term of his employment with the Company, and for a period of two (2) years after the termination of his employment for any reason whatsoever, he shall not disclose to any person, other than in the discharge of his duties under this Agreement, any information or knowledge relating to (i) the business, operations or internal structure of the Company, (ii) the clients (or customers) or potential clients (or potential customers) of the Company, (iii) any method and/or procedure (such as records, programs, systems, correspondence, or other documents), relating or pertaining to projects developed by the Company or contemplated to be developed by the Company, or (iv) the Company's business, which information or knowledge the Executive shall have obtained during the term of this Agreement, and which is otherwise of a secret or confidential nature. Further, upon leaving the employ of the Company for any reason whatsoever, the Executive shall not take with him, without prior written consent of the Board of Directors of the Company, any documents, forms, or other reproductions of any data or any information relating to or pertaining to the Company, any of the clients (or customers) or potential clients (or potential customers) of the Company or any other confidential information or trade secrets.

14.    Other Agreements.    Any earlier employment agreements between the Executive and the Company are hereby terminated and shall be of no further effect after the effective date hereof.

15.	Miscellaneous.

A.    Any notices required by this Agreement shall (i) be made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid; (ii) be deemed given when so mailed; (iii) be deemed received by the addressee within ten (10) days after given or when the certified mail receipt for such mail is executed, whichever is earlier; and (iv) in the case of the Company, be mailed to its principal office, or in the case of the Executive, be mailed to the last address that the Executive has given to the Company.

B.    This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributees, heirs, and legatees.

C.    If any dispute arises under this Agreement, such dispute shall be resolved in accordance with arbitration conducted in accordance with the Colorado Uniform Arbitration Act.

D.    If any term or provision of this Agreement is held to be illegal or invalid, said illegality or invalidity shall not affect the remaining terms or provisions hereof, and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law.

E.    As monetary damages may not be an adequate remedy for the breach by either party of its obligations under this Agreement, each party agrees that it may be subjected to a decree of specific performance, injunction, or other appropriate equitable or legal relief, for the enforcement of its obligations hereunder.

F.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, under seal, as of the day and year first hereinabove written.

Executive: Thomas A. Breen	Id-Confirm Inc., A Nevada corporation
/s/ Thomas A. Breen	By:	/s/ David A. Grasch David A. Grasch, CEO	(SEAL)
WITNESS: